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                            SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D. C.  20549


                          FORM 8-K


          CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                   THE SECURITIES EXCHANGE ACT OF 1934


                       Date of Report      March 14, 1996


              PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
           (Exact name of registrant as specified in its
                          charter)


 New Jersey           1-9120             22-2625848
(State or other      (Commission    (I.R.S. Employer
jurisdiction of       File Number)  Identification No.)
incorporation)


               80 Park Plaza, P. O. Box 1171
     Newark, New Jersey                         07101-1171
(Address of principal executive offices)        (Zip Code)

Registrant's telephone number, including area code: 201-430-7000


      PUBLIC SERVICE ELECTRIC AND GAS COMPANY
 (Exact name of registrant as specified in its charter)


     New Jersey            1-973              22-1212800
     (State or other       Commission         (I.R.S.
Employer
     jurisdiction of       File Number)       Identification
No.)
     incorporation)


               80 Park Plaza, P. O. Box 570
     Newark, New Jersey                         07101-0570
(Address of principal executive offices)        (Zip Code)

Registrant's telephone number, including area code:  201-430-7000



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Item 5.   Other Events.
------     ------------

The following information updates certain matters previously reported to the Securities and Exchange Commission under
Item 1 - Business and Item 3 - Legal Proceedings of Part I of the Annual Report on Form 10-K for 1995 of Public Service Electric and Gas Company (PSE&G) and its parent, Public Service Enterprise Group Incorporated (Enterprise).

PSE&G - Nuclear Operations - Hope Creek/Nuclear Performance
-----------------------------------------------------------
    Standard
    --------

Hope Creek Generating Station has been undergoing a refueling and maintenance outage since November 11, 1995 and is currently scheduled to return to service later this month. Based upon current operating projections, performance for 1996 for PSE&G's nuclear units under the New Jersey Board of Public Utilities' (BPU) Nuclear Performance Standard (NPS) is estimated to be 55%, which would result in an NPS penalty for 1996 of approximately $13 million. (See Rate Matters/ Regulation.)

Rate Matters/Regulation
-----------------------

The BPU has initiated an investigation regarding Salem 1(In the Matter of the Board's Investigation of Public Service Electric and Gas Company into the Continuing Outage of the Salem Nuclear Generating Station, Docket Nos. ES96030158 and ES96030159). The BPU issued an Investigation Order dated March 14, 1996 making PSE&G's base rates, with respect to Salem 1, interim and subject to refund, effective immediately, and requiring hearings to be held to a) investigate the expected restart date of Salem 2; b) precisely quantify that portion of PSE&G's base rates which are attributable to each Salem unit; c) determine if Salem 2's base rates should also be made interim and subject to refund; and d) determine if each Salem unit remains "used and useful" for rate making purposes.

Pursuant to the Investigation Order, PSE&G has until April
4, 1996 to provide its comments with respect to the Order and to submit the required data to the BPU to enable it to quantify that portion of base rates which are attributable to each Salem unit. Dates for follow-up hearings have not yet been scheduled.


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Rate Matters/Regulation (continued)
-----------------------

Neither Enterprise nor PSE&G can predict the ultimate outcome of this proceeding. Removal of Salem 1 and Salem 2 from base rates could have a material adverse effect on PSE&G's financial position, results of operations and net cash flows. PSE&G will oppose the issuance of any Order to remove either Salem unit from base rates and believes that in the event of a unit's removal from base rates, all of the replacement power costs attributable to such units would be recoverable through its Electric Levelized Energy Adjustment Clause(LEAC) and that the estimated $13 million NPS penalty for 1996 would be substantially reduced.

In January 1996, PSE&G filed its Partners in Power alternative rate plan (Alternative Rate Plan) with the BPU which plan proposes, among other things, an indexed, or price capped, approach to replace existing rate base/rate of return regulation, including the discontinuance of the LEAC and the NPS. PSE&G cannot predict what impact, if any, this Salem proceeding will have on its proposed Alternative Rate Plan.

Legal Proceedings
------------------

As previously reported, Enterprise and certain of its directors and officers were served with a civil complaint in a shareholder derivative action seeking to recover damages for alleged losses purportedly arising out of PSE&G's operation of Salem and Hope Creek. Enterprise has been made aware of additional complaints which have not yet been served, containing substantially the same allegations, naming it, PSE&G and certain officers as defendants and seeking unspecified damages.(Dr. Steven Fink and Dr. David Friedman, P.C. Profit Sharing Plan, derivatively, et al. v. Lawrence R. Codey, et al., Superior Court of New Jersey, Chancery Division, Essex County, Docket No. C-65-96). (A. Harold Datz Pension and Profit Sharing Plan derivatively, et al. v. Lawrence R. Codey, et al., Superior Court of New Jersey, Chancery Division, Essex County, Docket No. C-68-96). Enterprise and PSE&G are reviewing these matters.


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Legal Proceedings (continued)
------------------

On February 27, 1996, PSE&G and the three other co-owners of Salem filed suit in the United States District Court for the District of New Jersey against Westinghouse Electric Corporation (Westinghouse) (Public Service Electric & Gas Co., et al v. Westinghouse Electric Corporation, Civil Action No. CB-96-925) seeking damages to recover the cost of replacing the steam generators at Salem Units 1 and 2. The suit alleges fraud and breach of contract by Westinghouse in the sale, installation and maintenance of the generators.

PSE&G has been advised that PECO Energy Company and Delmarva
Power and Light Company, two of the co-owners of Salem, filed a lawsuit dated March 5, 1996 in the United States
District Court for the Eastern District of Pennsylvania
(PECO Energy Company and Delmarva Power and Light Company v. Public Service Electric and Gas Co., Civil Action No. 96-CU7705). This action alleges mismanagement by PSE&G in its operation of Salem and seeks unspecified compensatory and punitive damages. PSE&G has been further advised that Atlantic Electric Company, the third Salem co-owner, filed a suit based upon similar allegations seeking similar damages in the New Jersey Superior Court, Law Division, Atlantic
County (Atlantic Electric Company v. Public Service Electric
& Gas Co., Docket No.  L-773-96).

PSE&G believes it has operated Salem in accordance with the requirements of the owners' agreement and applicable law.
PSE&G believes it has substantial and valid defenses and will vigorously oppose both of these actions.

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                            SIGNATURE
                            ---------

 Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

           PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
                           (Registrant)

              PUBLIC SERVICE ELECTRIC AND GAS COMPANY
                           (Registrant)


             By             R. EDWIN SELOVER
      ---------------------------------------
                            R. Edwin Selover
                    Vice President and General Counsel
               Public Service Enterprise Group Incorporated
                Senior Vice President and General Counsel
                 Public Service Electric and Gas Company



Date: March 14, 1996